Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the Registration Statement on Amendment No. 2 to Form S-1, of Graphjet Technology (formerly Graphjet Technology Sdn Bhd), of our report dated December 11, 2023 on our audit of the balance sheets of Graphjet Technology Sdn Bhd as of September 30, 2023 and 2022, and the related statements of operations, comprehensive loss, stockholders’ deficit and accumulated other comprehensive income, and cash flows for each of the years in the two-year period ended September 30, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Adeptus Partners, LLC

Ocean, New Jersey
August 27, 2024